SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

                 JNL Variable Fund V LLC

Address of Principal Business Office:

                 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606

Telephone Number (including area code):

                 (312) 338-5801

Name and address of agent for service of process:

                 Thomas J. Meyer
                 5901 Executive Drive
                 Lansing, Michigan 48911

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes        X               No:
          ---                          ---

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf, in the City of Lansing, and the State of Michigan, on the 28th day of May, 1999.

(seal)                                      Signature:   JNL Variable Fund V LLC
                                                         -----------------------
                                                         (Name of Registrant)

                                                    By:  /s/ Andrew B. Hopping
                                                         -----------------------
                                                         Andrew B. Hopping
                                                         President, CEO and
                                                         Member of Board of
                                                         Managers

Attest:  /s/ Thomas J. Meyer
         -------------------------
         Thomas J. Meyer
         Vice President and Secretary